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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12
MAGELLAN MIDSTREAM PARTNERS, L.P.
(Name of Registrant as Specified In Its Charter)

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(formerly Williams Energy Partners L.P.)

One Williams Center
Tulsa, Oklahoma 74172
September 29, 2003

To Our Common and Subordinated Unitholders:

        You are cordially invited to attend the 2003 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on November 7, 2003 in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma 74172, commencing at 10:00 a.m., Central Time. A notice of the annual meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our annual report on Form 10-K for the fiscal year ended December 31, 2002 for unitholders who did not previously receive a copy of our annual report.

        Effective September 1, 2003, we changed our name from Williams Energy Partners L.P. to Magellan Midstream Partners, L.P. and our New York Stock Exchange ticker symbol was changed from "WEG" to "MMP".

        This 2003 annual meeting is our first annual meeting of limited partners. Magellan GP, LLC (formerly known as WEG GP LLC), our general partner, amended our partnership agreement in November 2002 to provide for an annual meeting of our limited partners beginning in 2003 for the election of directors to our general partner's board of directors.

        Although our partnership agreement provides for our annual meetings generally to be held in May of each year, our general partner elected to postpone the date of our 2003 annual meeting because of the then-pending sale by The Williams Companies, Inc. of its approximate 54.6% interest in us to Magellan Midstream Holdings, L.P. (formerly known as WEG Acquisitions, L.P.), a Delaware limited partnership formed by Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P. That sale was completed on June 17, 2003 and Magellan Midstream Holdings, L.P. became the owner of 1,079,694 common units, 5,679,694 subordinated units, 7,830,924 class B common units and all of the membership interests in our general partner.

        In connection with Williams' sale of its interest in us, six of the seven directors resigned from our general partner's board of directors and four directors affiliated with Magellan Midstream Holdings, L.P. were appointed to our general partner's board. Two of these new directors were appointed to Class I of the board to serve until our 2003 annual meeting. Also, subsequent to the closing of the transaction, Magellan Midstream Holdings, L.P., as the holder of our class B common units, exercised its rights under our partnership agreement to require us to solicit the approval of our common unitholders for the conversion of the class B common units into an equal number of common units. This unitholder approval is required by the listing rules of the New York Stock Exchange prior to the issuance of these common units and their listing on the New York Stock Exchange.

        The board of directors of our general partner has called this annual meeting for you to consider and act upon the following proposals:

    •
    the election by our common unitholders and subordinated unitholders, voting together as a single class, of two Class I directors to our general partner's board of directors to serve until the 2006 annual meeting of limited partners; and

    •
    the approval by our common unitholders of the conversion of each outstanding class B common unit into one common unit, and the resulting issuance of an aggregate of 7,830,924 common units upon the conversion and cancellation of the 7,830,924 class B common units.

        The board of directors of our general partner unanimously recommends that you approve these proposals.

        The holder of the class B common units currently receives the same distributions per unit as the common unitholders. Therefore, the conversion of the class B common units, if approved, and the subsequent issuance of the common units will not affect the distributions received by the common unitholders. Failure to approve the conversion and issuance proposal would result in increased distributions to the holder of the class B common units as described in the accompanying proxy statement.

        I urge you to read the accompanying proxy statement for further details about the matters to be considered and acted upon at this annual meeting.

        Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You may also vote by following the Internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,
Don R. Wellendorf Chairman of the Board, President and Chief Executive Officer of Magellan GP, LLC, general partner of Magellan Midstream Partners, L.P.

The accompanying proxy statement is dated September 29, 2003 and, together with the accompanying form of proxy, is first being mailed to unitholders on or about October 3, 2003.

MAGELLAN MIDSTREAM PARTNERS, L.P.
One Williams Center
Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS
TO BE HELD ON NOVEMBER 7, 2003

To Our Common and Subordinated Unitholders:

        You are cordially invited to attend the 2003 annual meeting of limited partners of Magellan Midstream Partners, L.P. (formerly known as Williams Energy Partners L.P.) to be held on November 7, 2003 in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma 74172, commencing at 10:00 a.m., Central Time. The board of directors of Magellan GP, LLC (formerly known as WEG GP LLC), our general partner, has called this annual meeting for you to consider and act upon the following proposals:

        1.     The election by our common unitholders and subordinated unitholders, voting together as a single class, of two Class I directors to our general partner's board of directors to serve until the 2006 annual meeting of limited partners;

        2.     The approval by our common unitholders of the conversion of each outstanding class B common unit into one common unit, and the resulting issuance of an aggregate of 7,830,924 common units upon the conversion and cancellation of the 7,830,924 class B common units; and

        3.     The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

        A copy of the proxy statement relating to the annual meeting and, if not previously received, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2002, are being mailed to unitholders together with this notice. Please read the proxy statement for a more complete statement regarding the matters to be acted upon at the annual meeting.

        Only holders of record of common units and subordinated units at the close of business on September 26, 2003 are entitled to notice of, and to vote at, the annual meeting and any adjournments thereof. A list of the common unitholders entitled to vote at the annual meeting is on file at our principal executive offices, One Williams Center, Tulsa, Oklahoma, and will be available for examination during the annual meeting by any unitholder entitled to vote at the annual meeting. All of our outstanding subordinated units are held by Magellan Midstream Holdings, L.P. (formerly known as WEG Acquisitions, L.P.).

        Your vote is important. Unitholders are urged to attend the meeting in person or by proxy. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You may also vote by following the Internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

By Order of the Board of Directors of Magellan GP, LLC, as General Partner of Magellan Midstream Partners, L.P.

Suzanne H. Costin Secretary

Tulsa, Oklahoma
September 29, 2003

i

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
Distributions and Payments to Our General Partner and its Affiliates	30
Old Omnibus Agreement; New Omnibus Agreement	32
Amendments to Our General Partner's Limited Liability Company Agreement	33
Old Services Agreement; New Services Agreement	33
ATLAS 2000 Assignment, Contribution and License Agreement	34
Other Relationships and Transactions with Former Affiliates	34
UNITHOLDER PROPOSALS FOR 2004 ANNUAL MEETING AND SPECIAL MEETINGS	34
ACCOMPANYING 2002 ANNUAL REPORT	35
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	36
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	36
ANNEX
ANNEX A—Charter of the Audit Committee of the Board of Directors of Magellan GP, LLC

ii

MAGELLAN MIDSTREAM PARTNERS, L.P.

PROXY STATEMENT
For
Annual Meeting of Limited Partners

To Be Held on November 7, 2003

        These proxy materials are furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at the 2003 annual meeting of limited partners of Magellan Midstream Partners, L.P. or at any adjournments thereof. The meeting will be held on November 7, 2003 at 10:00 a.m., Central Time, at the Williams Resource Center, One Williams Center, Tulsa, Oklahoma 74172. References in this proxy statement to "Magellan Midstream Partners", "partnership", "we", "us" or "our" refer to Magellan Midstream Partners, L.P. and its subsidiaries unless the context requires otherwise. Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172.

        Effective September 1, 2003, we changed our name from Williams Energy Partners L.P. to Magellan Midstream Partners, L.P. and our New York Stock Exchange ticker symbol was changed from "WEG" to "MMP".

INTRODUCTION

General

        We are principally engaged in the storage, transportation and distribution of refined petroleum products and ammonia. Our asset portfolio consists of:

    •
    a 6,700-mile refined petroleum products pipeline system, including 39 petroleum products terminals, serving the mid-continent region of the United States;

    •
    five petroleum products marine terminal facilities located along the Gulf Coast and near the New York harbor;

    •
    23 petroleum products terminals (some of which are partially owned) located principally in the southeastern United States; and

    •
    an ammonia pipeline system, which extends approximately 1,100 miles from Texas and Oklahoma to Minnesota.

        Additional information concerning us is included in our documents filed with the Securities and Exchange Commission (or SEC). See "Accompanying 2002 Annual Report", "Where You Can Find More Information About Us" and "Incorporation of Certain Documents By Reference."

        This 2003 annual meeting is our first annual meeting of limited partners. Historically, the members of the board of directors of our general partner, which manages our business, have been appointed by our general partner's owners. In November 2002, our general partner amended our partnership agreement to provide for an annual meeting of our limited partners beginning in 2003 for the election of directors to our general partner's board of directors. Our partnership agreement provides that this annual meeting generally will be held on the second Wednesday in May of each year unless another date is set by our general partner.

Recent Developments

        On April 21, 2003, we announced that subsidiaries of The Williams Companies, Inc. (or Williams) agreed to sell their approximate 54.6% interest in us to Magellan Midstream Holdings, L.P. (formerly known as WEG Acquisitions, L.P.) (or Magellan Holdings), a Delaware limited partnership formed by Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P. We subsequently announced that, based on the expected timing of Williams' then-pending sale of its interest in us, our general partner elected to postpone the date of our 2003 annual meeting to a later date to be announced after that transaction closed.

        On June 17, 2003, Williams' sale was consummated and Magellan Holdings purchased all of the limited partner interests in us owned by Williams through its subsidiaries and all of the membership interests in our general partner. These limited partner interests consist of 1,079,694 common units, 5,679,694 subordinated units and 7,830,924 class B common units. Through its purchase of all of the membership interests in our general partner, Magellan Holdings also became the indirect owner of a 2% general partner interest in us and all of our incentive distribution rights, which entitle the holder to an increasing percentage of our cash distributions as we increase distributions to our common unitholders. We refer to this transaction as the "Acquisition."

        At the closing of the Acquisition, Magellan Holdings paid to the Williams' subsidiaries an aggregate of approximately $509.9 million in cash. On August 18, 2003, Magellan Holdings made, a second payment of approximately $1.9 million, which was based on $0.78 per unit, the amount of the quarterly cash distribution for the second quarter of 2003. The purchase price for the Acquisition also consists of the following:

    •
    a third possible payment by Magellan Holdings based on a percentage of the net proceeds in excess of $37.50 per unit from the sale, if any, by Magellan Holdings of the first 5,000,000 common units or class B common units after the closing of the Acquisition, up to a maximum payment of $20.0 million. Magellan Holdings is entitled to decide in its sole discretion whether to sell any units and how many units to sell; and

    •
    Magellan Holdings' assumption at the closing of the Acquisition of Williams Energy Services, LLC's (or WES) obligations to indemnify our general partner, us and our subsidiaries for certain environmental remediation obligations in an aggregate amount of up to approximately $21.9 million.

        Magellan Holdings financed the first payment of approximately $509.9 million through a combination of equity investments from Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P. and proceeds from a $200.0 million senior secured credit agreement entered into at the closing of the Acquisition by and among Magellan Holdings, the lenders from time to time parties thereto, Lehman Brothers Inc., as arranger, Lehman Commercial Paper Inc., as syndication agent, and Lehman Commercial Paper Inc., as administrative agent.

        In connection with the Acquisition, six of the seven directors resigned from our general partner's board of directors and four directors affiliated with Magellan Holdings were appointed to our general partner's board. Two of these directors were appointed to Class I of the board of directors to serve until our 2003 annual meeting and the other two directors were appointed to Class II of the board of directors to serve until our 2004 annual meeting. Mr. Don R. Wellendorf, our general partner's Chief Executive Officer and President, is the chairman of the board and is a member of Class III. In addition, on July 21, 2003, Mr. Mark G. Papa, an independent director as defined by the NYSE and the SEC, was elected to the board as a member of Class III. We expect the board of directors to expand the size of the board to eight and fill the resulting two vacancies with additional directors who satisfy the independence requirements of the NYSE and the SEC.

Class I Director Election Proposal

        We are asking our common and subordinated unitholders, voting together as a single class, to elect the two Class I directors nominated for election by the board of directors of our general partner at the 2003 annual meeting to serve until our 2006 annual meeting. For information about the Class I directors standing for election at the 2003 annual meeting, the other directors on our general partner's board of directors and other related matters, please see "Proposal 1—Class I Director Election Proposal" in this proxy statement.

Conversion and Issuance Proposal

        The class B common units purchased by Magellan Holdings from Williams in the Acquisition were originally issued to Williams in April 2002 in connection with our acquisition of Magellan Pipeline Company, LLC (formerly known as Williams Pipe Line Company, LLC). The class B common units are convertible into an equal number of common units, at one time or from time to time, at the option of the holder, subject to obtaining the requisite unitholder approval in accordance with the listing rules of the New York Stock Exchange (or NYSE). Subsequent to the closing of the Acquisition, Magellan Holdings exercised its rights under our partnership agreement to require us to solicit the approval of our common unitholders for the conversion of the 7,830,924 class B common units into an equal number of common units.

        We are asking our common unitholders to approve the conversion of these class B common units and the issuance of the underlying common units. The terms of the class B common units provide that if our common unitholders do not approve this proposal at the annual meeting or otherwise by November 12, 2003, then each class B common unit will be entitled to receive quarterly cash distributions in an amount equal to 115% of the quarterly cash distribution amount payable with respect to each common unit. This increase in distributions to class B common unitholders would reduce the amount of cash available to be distributed to the common unitholders.

        For additional information about the conversion of the class B common units and other related matters, please see "Proposal 2—Conversion and Issuance Proposal" in this proxy statement.

PROPOSAL 1—CLASS I DIRECTOR ELECTION PROPOSAL

General

        We are a limited partnership. We do not have a separate board of directors and do not have any employees. As is commonly the case with publicly-traded limited partnerships, we are managed and operated by the officers of, and are subject to the oversight of the directors of, our general partner. The total number of directors on our general partner's board of directors is currently set at seven and there is one vacancy. As soon as practicable, the board of directors of our general partner intends to expand the total number of directors to eight and fill the resulting two vacancies with directors who satisfy the independence requirements of the NYSE and the SEC.

        The terms of the directors of our general partner's board are "staggered". The directors are divided into three classes. At each annual meeting, only one class of directors will be up for election and, upon election, directors in that class will serve for a term of three years, subject to a director's earlier resignation or removal. The Class I directors are up for election at our 2003 annual meeting.

        A condition to the closing of the Acquisition was that designees of Magellan Holdings constitute a majority of the members of the board of directors of our general partner. Keith E. Bailey resigned from the board of directors on April 22, 2003 and was not replaced. William A. Bruckmann III, Don J. Gunther, William W. Hanna, Steven J. Malcolm and Phillip D. Wright resigned effective immediately prior to or upon the closing of the Acquisition. Don R. Wellendorf, the Chairman of the Board, the President and Chief Executive Officer of our general partner, continues to serve as a director of our general partner. Four of the six vacancies created by these resignations were filled at the closing of the

Acquisition through the appointment of individuals affiliated with Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P. These individuals are Patrick C. Eilers (Class II), Justin S. Huscher (Class I), Pierre F. Lapeyre, Jr. (Class II) and David M. Leuschen (Class I). One of the remaining vacancies was filled at a meeting of our general partner's board of directors on July 21, 2003 with a director who satisfies the independence requirements of the NYSE and the SEC. This independent director is Mark G. Papa (Class III).

The Proposal

        At the annual meeting, our common unitholders and subordinated unitholders, voting together as a single class, will consider and act upon a proposal to elect two Class I directors to our general partner's board of directors to serve until the 2006 annual meeting of limited partners. The nominees for Class I are:

    •
    Justin S. Huscher; and

    •
    David M. Leuschen.

        Each of the Class I nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote, unless otherwise instructed by a unitholder in a proxy card, for the election of Justin S. Huscher and David M. Leuschen. If these nominees become unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee or nominees.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" THE ELECTION OF JUSTIN S. HUSCHER AND DAVID M. LEUSCHEN TO CLASS I OF OUR GENERAL PARTNER'S BOARD OF DIRECTORS.

Names and Business Experience of the Class I Nominees and Other Directors

        The following table sets forth the names, ages as of September 26, 2003, principal occupations, business experience and other directorships held in certain other companies of the Class I nominees and the continuing directors of our general partner's board:

Name	Age	Principal Occupation, Business Experience and Other Directorships Held During the Last Five Years	Director Since
CLASS I DIRECTOR NOMINEES —IF ELECTED, TERM EXPIRES AT THE 2006 ANNUAL MEETING OF LIMITED PARTNERS
Justin S. Huscher	49
		Mr. Huscher is a founder of Madison Dearborn Partners, Inc. where he has served as a Managing Director since 1993. He currently serves as a member of the board of directors of Bay State Paper Company, Jefferson Smurfit Group plc and Packaging Corporation of America. Previously, he served as a director of Buckeye Technologies, Inc. and HomeSide, Inc. Prior to joining Madison Dearborn Partners, he was with First Chicago Venture Capital for seven years.	June 17, 2003

David M. Leuschen	52
		Mr. Leuschen is a founder of Riverstone Holdings, LLC where he has served as a Managing Director since May 2000. He currently serves as a member of the board of directors of Seabulk International Inc., Frontier Drilling ASA, Legend Natural Gas, L.P., InTank, Inc. and Mega Energy LLC. Previously, he served as a director of Cambridge Energy Research Associates and Cross Timbers Oil Company. He is also the owner and President of Switchback Ranch LLC, an integrated cattle ranching operation in the western United States. Prior to joining Riverstone Holdings, Mr. Leuschen spent 22 years with Goldman Sachs & Co. where he founded the firm's Global Energy and Power Group in 1982.	June 17, 2003
CLASS II DIRECTORS—TERM EXPIRES AT THE 2004 ANNUAL MEETING OF LIMITED PARTNERS
Patrick C. Eilers	37
		Mr. Eilers has been employed by Madison Dearborn Partners, Inc. since 1999 where he serves as a Vice President. Prior to joining Madison Dearborn Partners, he served as a Director with Jordan Industries, Inc. from 1995 to 1997 and as an Associate with IAI Venture Capital, Inc. from 1990 to 1994 while playing professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. Mr. Eilers received a Masters in Business Administration from the Northwestern J.L. Kellogg Graduate School of Management in 1999.	June 17, 2003
Pierre F. Lapeyre, Jr.	41
		Mr. Lapeyre, Jr. is a founder of Riverstone Holdings, LLC where he has served as a Managing Director since May 2000. He serves as a member of the board of directors of Legend Natural Gas, L.P., InTank, Inc. and CDM Resource Management, Ltd. He is also a member of the board of directors of Seabulk International Inc., where he serves on the compensation committee. Prior to joining Riverstone Holdings, Mr. Lapeyre spent 14 years with Goldman, Sachs & Co. where he served as a Managing Director of the Global Energy and Power Group. During his investment banking career at Goldman Sachs, he focused on energy and power, particularly the midstream/infrastructure, oil service and technology sectors.	June 17, 2003

CLASS III DIRECTORS—TERM EXPIRES AT THE 2005 ANNUAL MEETING OF LIMITED PARTNERS
Mark G. Papa	57
		Mr. Papa has served as Chairman of EOG Resources Inc., an independent exploration and production company, since August 1999, where he also has served as Chief Executive Officer and a director since September 1998 and as President since December 1996. He serves as a member of the board of directors of Oil States International, Inc. and Chairman of the U.S. Oil and Gas Association. In 1981, Mr. Papa joined Belco Petroleum Corporation, predecessor company to EOG Resources.	July 21, 2003
Don R. Wellendorf	51
		Mr. Wellendorf has served as a director and the President and Chief Executive Officer of our general partner since November 15, 2002. Mr. Wellendorf also served as President and Chief Executive Officer of our former general partner from May 13, 2002 until November 15, 2002, and served as a director of our former general partner from February 9, 2001 until November 15, 2002. He served as Treasurer and Chief Financial Officer of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as Vice President of Strategic Development and Planning for Williams Energy Services. Prior to The Williams Companies, Inc.'s merger with MAPCO Inc. in 1998, he was Vice President and Treasurer for MAPCO from 1995 to 1998. From 1994 to 1995, he served as Vice President and Corporate Controller for MAPCO. He began his career in 1979 as an accountant with MAPCO and held various accounting positions with MAPCO from 1979 to 1994.	November 15, 2002

Our General Partner's Board of Directors and its Committees

  2002 Meetings of the Board of Directors

        The board of directors of our general partner held 12 meetings during 2002, including regularly scheduled and special meetings. During 2002, no director attended fewer than 75% of the total of (1) the total number of meetings of our general partner's board of directors held during the period for which he was a director and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served.

  Board Committees

        In connection with the Acquisition, six of the seven directors resigned from our general partner's board of directors. Prior to these resignations, our general partner's board of directors had the following three standing committees: (1) audit committee, (2) compensation committee and (3) conflicts committee. Our general partner's board of directors did not have a standing nominating committee; the entire board performed the functions typically performed by a nominating committee.

        During 2002, the three members of each of these standing committees were William A. Bruckmann III, Don J. Gunther and William W. Hanna, each of whom resigned in connection with the Acquisition. None of these individuals was an officer or employee of our general partner or a director, officer or employee of any of our affiliates nor did any of them have any relationships with us requiring disclosure in our Form 10-K for the year ended December 31, 2002. None of these individuals was an executive officer of another entity on whose compensation committee or board of directors any of the executive officers of our general partner served during 2002. We have determined that none of these former committee members had any relationship with us that may have interfered with the exercise of his independence from the management of our general partner and that each such former member was otherwise independent as defined in the NYSE listing standards.

        On July 21, 2003, one director was appointed to the board of our general partner who satisfies the independence requirements of the NYSE and the SEC. This director, Mr. Papa, has been appointed to serve on the audit committee, the compensation committee and the conflicts committee. As soon as practicable, the board of directors of our general partner intends to expand the total number of directors to eight and fill the resulting two vacancies with additional directors who satisfy the independence requirements of the NYSE and the SEC and who will also serve on the audit committee, the compensation committee and the conflicts committee.

        The following is a brief description of the functions and operations of the committees of the board of directors of our general partner:

        Audit Committee.    The audit committee, among other things, reviews our external financial reporting, retains our independent auditors, approves services provided by the independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The audit committee held 11 meetings during 2002. More information regarding the functions performed by the audit committee is set forth below under "—2002 Report of the Audit Committee." Our general partner's board of directors has adopted a written charter for the audit committee. A copy of the audit committee charter is attached as Annex A.

        Compensation Committee.    During 2002, the compensation committee of our general partner's board of directors determined the grants of phantom units to our general partner's chief executive officer and the other executive officers under the Magellan Midstream Partners Long-Term Incentive Plan. Other aspects of our compensation program were determined by the compensation committee of Williams. The compensation committee's function is to make recommendations to the full board regarding the base salary, annual incentive and benefits of our executive officers and the compensation committee also determines the appropriate long-term incentives. The compensation committee held four meetings during 2002. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by the compensation committee during 2002.

        Conflicts Committee.    The conflicts committee reviews specific material matters that the board of directors of our general partner believes may involve conflicts of interest with our general partner and its affiliates. If the board refers a particular matter to the conflicts committee, the committee will determine if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us or our unitholders. The conflicts committee held 18 meetings during 2002.

  Director Compensation

        Directors of our general partner who are employees of Magellan Holdings or its affiliates receive no additional compensation for their service on the board of directors or committees of the board of directors. Non-management directors currently are entitled to receive an annual retainer of $16,000 and common units valued at $16,000 on the grant date. The meeting fee paid to non-management directors for each board of directors, audit committee, compensation committee and conflicts committee meeting attended is $1,000. The chairmen of the audit committee, compensation committee and conflicts committee each receive an annual retainer of $2,000.

        In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors of our general partner or its committees. Each director is fully indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

        During 2002, non-management directors received an annual retainer of $10,000 and 400 common units; and the chairmen of the audit committee, compensation committee and conflicts committee received an annual retainer of $1,000. Non-management directors also received $1,000 for each board meeting attended and $500 for each committee meeting attended. Effective October 2002, the meeting fee for each committee meeting attended increased to $1,000. In lieu of individual meeting fees for committee meetings related to the acquisition of Magellan Pipeline Company, LLC and in recognition of the extensive time investment related to the acquisition, members of the conflicts committee also received $25,000 in 2002 in addition to their annual retainer, meeting fees for each board and committee meeting attended (other than conflicts committee meetings related to the acquisition) and the annual retainer for the chairmen of the committees. In addition, in 2002 each non-management director was reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors and its committees.

        During 2002, non-management directors could elect to receive all or any part of cash fees in the form of common units or phantom units. Phantom units could be deferred to any subsequent year or until such individual ceased to be a director. Non-management directors could also elect to defer receipt of their annual unit retainer to any subsequent year or until such individual ceased to be a director. Distribution equivalents were paid on phantom units and could be received in cash or reinvested in additional phantom units. One director elected to defer his fees under this plan in 2002.

2002 Report of the Audit Committee

        The following report was adopted by the former members of the audit committee of the board of directors of our general partner. These directors resigned in connection with the Acquisition.

          The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

          In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements contained in the Annual Report. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

          The Company's independent public accountants are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed with Ernst & Young LLP, their judgment as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Committee also discussed with Ernst & Young LLP, the independent public accountants' independence from management and the Company, including the matters contained in the written disclosures required by the Independence Standards Board. The Committee considered whether the provision of non-audit services by the Company's independent public accountants is compatible with maintaining the accountants' independence.

          The Committee discussed with both the Company's internal auditors and the independent public accountants the overall scope and plans for their respective audits. The Committee met with both the internal auditors and the independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

          Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

Dated: February 26, 2003 Submitted By:
Audit Committee
William W. Hanna, Chair William A. Bruckmann III Don J. Gunther

        The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

PROPOSAL 2—CONVERSION AND ISSUANCE PROPOSAL

General

        On April 11, 2002, we acquired all of the membership interests of Magellan Pipeline Company, LLC from affiliates of Williams for approximately $1.0 billion. Magellan Pipeline Company, LLC owns and operates a 6,700-mile refined petroleum products pipeline with 39 petroleum products terminals. We financed the acquisition through a $700.0 million short-term loan and the issuance of 7,830,924 class B common units to Williams.

        We chose to issue class B common units, rather than common units, because the issuance of 7,830,924 common units would have required a common unitholder vote under the listing rules of the NYSE and thereby delayed completion of the transaction and subjected it to additional risk to the possible detriment of our partnership. Instead, Williams agreed to accept class B common units in lieu of common units. In return, we agreed that if Williams or another holder of the class B common units wished to convert the class B common units into common units, we would file a proxy statement with the SEC to solicit the approval of our common unitholders, in accordance with the listing rules of the NYSE, to allow for such conversion. As a result, our acquisition of Magellan Pipeline Company, LLC from Williams was not subject to delay or the additional risk of a failed closing condition, and we were able to pay for a portion of the Magellan Pipeline Company, LLC with units, rather than additional cash consideration.

        Our aggregate purchase price for our acquisition of Magellan Pipeline Company, LLC was not increased due to Williams' receipt of class B common units. Williams did not receive additional cash or additional units and Magellan Holdings, the current holder of the class B common units, will not receive more common units upon conversion of the class B common units than if we had initially issued all common units, rather than class B common units, to Williams in connection with our acquisition of Magellan Pipeline Company, LLC.

        At the closing of the Acquisition on June 17, 2003, Magellan Holdings purchased, among other things, all of the class B common units previously held by Williams through its subsidiaries. Subsequent to the closing, Magellan Holdings, as the holder of the class B common units, exercised its rights under our partnership agreement to require us to solicit the approval of our common unitholders for the conversion of the class B common units into an equal number of common units. We are now asking you for this approval.

The Proposal

        At the annual meeting, our common unitholders will consider and act upon a proposal to approve the conversion of each outstanding class B common unit into one common unit, and the resulting issuance of an aggregate of 7,830,924 common units upon the conversion and cancellation of the 7,830,924 class B common units.

Effects of Approval

        If our common unitholders approve the conversion and issuance proposal at the annual meeting, the outstanding class B common units will be convertible, at one time or from time to time, at the option of the holder thereof, into an equal number of common units and those new common units will be issued and listed on the NYSE. Those common units may be resold by Magellan Holdings, as the holder of the class B common units, pursuant to a resale shelf registration statement that we intend to file or, in certain cases, pursuant to other registration statements that we may file as requested by Magellan Holdings pursuant to its registration rights under our partnership agreement. An underwritten offering by Magellan Holdings of a significant portion of its common units would increase the volume of our publicly-traded common units although total outstanding units would not increase. We cannot predict the impact of any such offering on the trading price of our common units.

        The class B common units generally do not have voting rights on matters that the common units are entitled to vote, as described below. Accordingly, the issuance of an additional 7,830,924 common units upon the conversion of the class B common units will dilute the voting power of the other holders of common units. See "—Description of Class B Common Units—Voting Rights." In connection with the election of directors to the board of our general partner, however, our partnership agreement provides that our general partner and its affiliates, including Magellan Holdings, cannot vote units, including common units, representing more than 20% of the total number of outstanding units entitled to vote for the election of directors.

        The holder of the class B common units currently receives the same distributions per unit as the common unitholders. Therefore, the conversion of the class B common units, if approved, and the subsequent issuance of the common units will not affect the distributions received by the common unitholders.

Effects of Failure to Approve

        Each class B common unit currently is entitled to receive 100% of the amount of distributions paid on each common unit. If our common unitholders do not approve the conversion and issuance proposal at the annual meeting or otherwise by November 12, 2003, then the terms of the class B common units will provide that each class B common unit will be entitled to receive quarterly cash distributions in an amount equal to 115% of the quarterly cash distribution amount payable with respect to each common unit. The increase in distributions would reduce the amount of cash available to be distributed to the common unitholders. The increase in distributions terminates if at any time there are no longer any class B common units outstanding, which would occur upon the redemption of the class B common units as described below under "—Description of Class B Common Units—Redemption."

        The failure to approve the conversion and issuance proposal would preclude the conversion of the class B common units and the resulting issuance and listing on the NYSE of an additional 7,830,924 common units upon conversion.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT COMMON UNITHOLDERS VOTE "FOR" THE CONVERSION AND ISSUANCE PROPOSAL.

Reasons for Board of Directors' Recommendation

        The board of directors of our general partner believes that the conversion and issuance proposal is in the best interests of our partnership and our common unitholders and should be approved for the following reasons:

  •
  The terms of the class B units provide that, if our common unitholders do not approve this proposal at the annual meeting or otherwise by November 12, 2003, then each class B common unit will be entitled to receive quarterly cash distributions in an amount equal to 115% of the quarterly cash distribution amount payable with respect to each common unit. This would reduce the amount of cash available to be distributed to the common unitholders.

  •
  The rights of the class B common units with respect to distributions (subject to increased distributions as described above under "—Effects of Failure to Approve") and our liquidation or dissolution are generally the same as those of common units and, therefore, our issuance of additional common units upon conversion of the class B common units would not have any effect on these rights of common unitholders. See "—Description of Class B Common Units."

        The board of directors of our general partner does not anticipate that approval of the conversion and issuance proposal would have any negative ramifications, other than the dilution of common unitholder voting power as discussed above.

Ownership Structure of Partnership Interests

        The following table shows the ownership structure of our outstanding partnership interests (1) immediately prior to the conversion, if approved, of any of the class B common units and (2) upon the conversion, if approved, of the class B common units, assuming that the holder thereof elects to convert all of its class B common units into common units at one time upon approval of the conversion and issuance proposal.

Holder of Partnership Interests(1)	Ownership of Partnership Interests(2)
	Immediately Prior to Conversion	Upon Approval of the Conversion and Issuance Proposal
Public unitholders, other than Magellan Holdings and the directors and executive officers of our general partner	12,563,250 common units (46.2% of the limited partner interests in us)	12,563,250 common units (46.2% of the limited partner interests in us)
Magellan Holdings	1,079,694 common units; 5,679,694 subordinated units; and 7,830,924 class B common units (53.7% of the limited partner interests in us)	8,910,618 common units; and 5,679,694 subordinated units (53.7% of the limited partner interests in us)
General Partner(3)	2% general partner interest and incentive distribution rights	2% general partner interest and incentive distribution rights
Directors and executive officers of our general partner	36,750 common units (less than 1% of the limited partner interests in us)	36,750 common units (less than 1% of the limited partner interest in us)

(1)
Percentages and unit numbers for each category of holder are in the aggregate.

(2)
Assumes record date information for outstanding partnership interests.

(3)
Magellan Holdings owns 100% of the membership interests in our general partner.

Interests of Certain Persons

        If the conversion and issuance proposal is approved at our annual meeting, Magellan Holdings, as the current holder of the class B common units, will have the right, at one time or from time to time, at its option, to convert the class B common units and receive an equal number of common units. These common units will be listed on the NYSE and therefore will be a more liquid security than the class B common units. In addition, the class B common units generally do not have any voting rights on matters that the common units are entitled to vote.

        In considering the recommendation of the board of directors of our general partner to approve the conversion and issuance proposal, you should be aware that four of the directors on our general partner's board who are recommending this proposal are affiliates of Madison Dearborn Partners, LLC or Carlyle/Riverstone Global Energy and Power Fund II, L.P., which collectively hold a majority of the equity interests of Magellan Holdings. In addition, a fifth director and a number of executive officers of our general partner are also officers of Magellan Holdings and have made minority investments in Magellan Holdings, thereby becoming limited partners of Magellan Holdings.

Description of Class B Common Units

        In connection with our acquisition of Magellan Pipeline Company, LLC in April 2002, our general partner amended our partnership agreement to create a new series of units designated as class B common units. The class B common units, together with our common units and subordinated units, represent limited partner interests in us.

  Conversion

        The listing rules of the NYSE require us to obtain the approval of our common unitholders for the class B common units to convert into common units because the common units that are issuable upon such conversion represent more than 1% of the number of common units outstanding before our acquisition of Magellan Pipeline Company, LLC from Williams, which was an affiliate at that time. Upon the request of the holder of the class B common units, our partnership agreement requires us to file a proxy statement with the SEC to solicit the approval of our common unitholders for the conversion of the class B common units into common units. Subsequent to the closing of the Acquisition, Magellan Holdings requested us to file this proxy statement for such purpose.

        Upon approval of the conversion and issuance proposal, the class B common units will be convertible, at one time or from time to time, at the option of the holder thereof, into an equal number of common units and none of the converted class B common units will remain outstanding. If the NYSE listing rules were changed so that unitholder approval was no longer required as a condition to the listing on the NYSE of the common units that are issuable upon such conversion, the class B common units would be convertible, at one time or from time to time, at the option of the holder thereof, into an equal number of common units upon being advised by the NYSE that these common units are eligible for listing on the NYSE and none of the converted class B common units would remain outstanding. We will not receive any cash proceeds in connection with the issuance of additional common units upon conversion of the class B common units.

        If common unitholder approval is not received, the class B common units may become entitled to increased distributions as described below.

  Distributions

        Magellan Holdings, as the holder of the class B common units, has the same rights as the holders of our common units with respect to distributions and allocations of income, gain, loss and deductions. Therefore, approval of the conversion of the class B common units and the subsequent issuance of the common units will not affect the distributions received by the common unitholders. During the period from April 11, 2002 until November 15, 2002, during which the short-term loan that we used to finance a portion of our acquisition of Magellan Pipeline Company, LLC was outstanding, Williams, as the holder of the class B common units, did not receive distributions of any kind with respect to the class B common units. Upon our repayment in full of the short-term loan in November 2002, Williams received a cash distribution with respect to its class B common units of approximately $1.38 for each class B common unit, which was equal to the cash distributions that were paid or declared payable to the common units while the short-term loan was outstanding during the second and third quarter of 2002. Since that time, each class B common unit has received cash distributions equal to the cash distributions received by each common unit.

        The terms of the class B common units provide that, if our common unitholders do not approve the conversion and issuance proposal at the annual meeting or otherwise by November 12, 2003, then each class B common unit will be entitled to receive quarterly cash distributions in an amount equal to

115% of the quarterly cash distribution amount payable with respect to each common unit. This increase in distributions would reduce the amount of cash available to be distributed to the common unitholders. The purpose of the increase in distributions is to compensate the holder of the class B common units for continuing to hold class B common units for which there is no public market. The increase in distributions would terminate upon the redemption of the class B common units as described below under "—Redemption."

  Redemption

        The terms of the class B common units allow us to redeem the class B common units for cash at any time. In addition, upon the request by our general partner or any of its affiliates, including Magellan Holdings, to register any class B common units under the securities laws as provided by our partnership agreement, we may redeem those class B common units for which registration is requested. The cash redemption price is based on the 20-day average closing price of the common units prior to the redemption date. Under the terms of certain debt agreements of ours and of our subsidiaries, any such redemption must be from the cash proceeds of an equity offering.

  Dissolution and Liquidation

        The class B common units have the same rights as the common units upon dissolution and liquidation of our partnership, including the right to share in any liquidating distributions. Accordingly, the amount of any liquidating distribution on each class B common unit will be based on the capital account balance of the limited partner holding the class B common units.

  Voting Rights

        When originally issued, the class B common units generally had voting rights that were identical to the voting rights of common units. Pursuant to an amendment to our partnership agreement in November 2002, the terms of the class B common units were changed to provide that they have no voting rights, except with respect to amendments to our partnership agreement that would have a material adverse effect on the rights or preferences of the class B common units in relation to other classes of partnership interests (including the common units, subordinated units and the general partner interest). No class B common unit is deemed outstanding for the purpose of determining any vote or quorum. However, if our general partner or any of its affiliates, including Magellan Holdings, pledge any of the class B common units as collateral to secure indebtedness and that collateral is transferred to the holders of such indebtedness as a result of a default with respect to such indebtedness, each class B common unit will have voting rights that are identical to the voting rights of the common units and will vote with the common units as a single class on each matter with respect to which the common units are entitled to vote. In addition, the class B common units are not entitled to vote and are not deemed outstanding for purposes of determining a quorum with respect to matters, such as the conversion and issuance proposal, in which the requisite vote is determined by NYSE listing rules. To the extent entitled to vote on a particular matter, each class B common unit is entitled to one vote on each such matter.

  Preemptive Rights

        Holders of class B common units, like holders of common units, are not entitled to preemptive rights in respect of issuances of securities by us. Our general partner has the right, upon our issuance of partnership securities to third parties, to purchase partnership securities from us on the same terms that we issue partnership securities to those third parties to the extent necessary to maintain the percentage interests of our general partner and its affiliates, including Magellan Holdings, equal to that which existed immediately prior to our issuance of partnership securities. Moreover, upon the issuance of any additional limited partner interests by us, our general partner is required to make additional capital contributions to maintain its 2% general partner interest in us.

ANNUAL MEETING INFORMATION

Time and Place

        The annual meeting will be held on November 7, 2003, at 10:00 a.m., Central Time, at the Williams Resource Center, One Williams Center, Tulsa, Oklahoma 74172.

Purpose of Meeting

        The board of directors of our general partner has called this annual meeting for you to consider and act upon the following proposals:

  •
  the election by our common unitholders and subordinated unitholders, voting together as a single class, of two Class I directors to our general partner's board of directors to serve until the 2006 annual meeting of limited partners; and

  •
  the approval by our common unitholders of the conversion of each outstanding class B common unit into one common unit, and the resulting issuance of an aggregate of 7,830,924 common units upon the conversion and cancellation of the 7,830,924 class B common units.

        We urge you to read this entire proxy statement for additional information about each of these proposals. Our limited partners are not being asked to approve Williams' sale of its interests in us to Magellan Holdings or our original issuance of the class B common units. These transactions have already been consummated and were not subject to unitholder approval.

Board of Directors' Recommendation

        The board of directors of our general partner unanimously recommends that you vote "For" these proposals.

Record Date

        Holders of record of common units and subordinated units at the close of business on September 26, 2003 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner is required to set a new record date.

Quorum Required

  Proposal 1—Class I Director Election Proposal

        The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units and subordinated units is necessary to constitute a quorum for purposes of voting on the Class I director election proposal at the annual meeting.

        Our general partner and its affiliates, including Magellan Holdings, are not entitled to vote their common units or subordinated units on the Class I director election proposal to the extent that such common units or subordinated units represent, in the aggregate, more than 20% of the total number of outstanding common units and subordinated units that are entitled to vote on the Class I director election proposal, and these common units and subordinated units in excess of 20% are not deemed outstanding for purposes of determining a quorum.

        In addition, Magellan Holdings, as the sole subordinated unitholder as of the record date, is entitled to only one-half of a vote on the Class I director election proposal for each of the subordinated units entitled to vote that it held on the record date and these subordinated units count as one-half of a unit for purposes of determining a quorum on the Class I director election proposal.

        Except with respect to the units described in the two preceding paragraphs, withheld votes will count as present for purposes of establishing a quorum on the Class I director election proposal.

  Proposal 2—Conversion and Issuance Proposal

        The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the conversion and issuance proposal at the annual meeting.

        Abstentions and broker non-votes will count as present for purposes of establishing a quorum on the conversion and issuance proposal. A "broker non-vote" occurs if a broker or other nominee, also known as the record owner, has not received instructions from the unitholder, also known as the beneficial owner, with respect to a particular matter to be voted on and that broker or nominee does not otherwise have discretionary authority to vote on that matter.

Vote Required

  Proposal 1—Class I Director Election Proposal

        Directors on our general partner's board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units and subordinated units, voting together as a class. A plurality occurs when more votes are cast for a candidate over those cast for an opposing candidate. Except as described in the paragraph below, each common unit entitles the holder thereof as of the record date to one vote, and each subordinated unit entitles the holder thereof as of the record date to one-half of a vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a securityholder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

        Our general partner and its affiliates, including Magellan Holdings and our general partner's directors and executive officers, are not entitled to vote common units or subordinated units on the Class I director election proposal to the extent that such common units or subordinated units represent, in the aggregate, more than 20% of the total number of outstanding common units and subordinated units that are entitled to vote on the Class I director election proposal.

        A common or subordinated unitholder eligible to vote may, with respect to the Class I director election proposal: (1) vote for the election of both nominees named herein; (2) withhold authority to vote for both such nominees; or (3) vote for the election of one nominee and withhold authority to vote for the other nominee. Instructions to "withhold" votes will be counted for purposes of determining the number of votes cast, but will not otherwise have an effect on the outcome of the vote on the Class I director election proposal.

        Under the applicable rules of the NYSE, brokers that are members of the NYSE are permitted to vote a client's proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal.

  Proposal 2—Conversion and Issuance Proposal

        According to the NYSE listing rules, adoption of the conversion and issuance proposal requires the affirmative vote of a majority of the votes cast at the annual meeting by holders of common units, provided that the total votes cast represent over 50% in interest of all common units entitled to vote on the conversion and issuance proposal at the annual meeting. Only common unitholders are entitled to vote on the conversion and issuance proposal. Each common unit entitles the holder thereof as of the record date to one vote.

        A common unitholder eligible to vote may, with respect to the conversion and issuance proposal: (1) vote for the proposal; (2) vote against the proposal; or (3) abstain from voting on the proposal. Assuming the presence of a quorum, abstentions will not affect the determination of whether the required vote is obtained because this determination is based on the votes cast, not on the number of outstanding common units.

        Brokers that are members of the NYSE do not have authority to vote on the conversion and issuance proposal without instruction from the applicable common unitholder. As with abstentions, assuming the presence of a quorum, broker non-votes will not affect the determination of whether the required vote is obtained because this determination is based on the votes cast, not on the number of outstanding common units.

Outstanding Common and Subordinated Units Held on Record Date

        As of the record date, there were 13,679,694 outstanding common units and 5,679,694 outstanding subordinated units that were entitled to notice of, and are entitled to vote at, the annual meeting.

Common and Subordinated Units Owned by Our Affiliates as of the Record Date

        As of the record date, Magellan Holdings held 1,079,694 common units and 5,679,694 subordinated units and the directors and executive officers of our general partner collectively held 36,750 common units.

  Proposal 1—Class I Director Election Proposal

        Because of the voting limitations on the common units and subordinated units of our general partner and its affiliates, including Magellan Holdings and our general partner's directors and executive officers, described above under "—Vote Required—Proposal 1—Class I Director Election Proposal," Magellan Holdings and our general partner's directors and executive officers are entitled to cast, in the aggregate, approximately 3,303,908 votes for the Class I director election proposal out of the approximately 15,867,158 votes that are eligible to be cast on this proposal. Magellan Holdings and our general partner's directors and executive officers have indicated their intention to vote all of their eligible common units and subordinated units in favor of the Class I director election proposal. Accordingly, even if all of our other unitholders withhold their votes for the two Class I nominees, these nominees would be elected as directors at the annual meeting.

  Proposal 2—Conversion and Issuance Proposal

        The common units held by Magellan Holdings and by our general partner's directors and executive officers represented, in the aggregate, approximately 8.2% of the outstanding common units entitled to vote as of the record date. Magellan Holdings and our general partner's directors and executive officers have indicated their intention to vote all of their common units in favor of the conversion and issuance proposal.

How to Vote

        You may vote in person at the annual meeting, by telephone, by Internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or Internet voting instructions on the proxy card in advance of the annual meeting.

  In Person

        If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

  Telephone

        Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

  Internet

        Go to the website set forth in the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

  Proxy

        Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

        You may revoke your proxy before it is voted at the annual meeting as follows:

  •
  by delivering, before or at the annual meeting, a new proxy with a later date;

  •
  by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

  •
  by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

  •
  if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

        You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of 5:00 p.m., Eastern Time, on November 6, 2003 will be counted.

        You may change your Internet vote as often as you wish by following the procedures for Internet voting. The last known vote in the Internet voting system as of 5:00 p.m., Eastern Time, on November 6, 2003 will be counted.

Solicitation and Mailing of Proxies

        The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained

Morrow & Co., Inc. to aid in the solicitation of proxies. The fees of Morrow & Co., Inc. are approximately $7,000, plus reimbursement of its reasonable costs.

        If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

      Morrow & Co. Inc.
      445 Park Avenue, 5th Floor
      New York, New York 10022

      Email: magellaninfo@morrowco.com
      Phone (unitholders): (800) 607-0088
      Phone (banks and brokerage firms): (800) 654-2468

Other Matters For 2003 Annual Meeting

        We know of no matters to be acted upon at the annual meeting other than those included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

MARKET FOR OUR COMMON EQUITY

        We completed our initial public offering in February 2001. Our common units are listed on the New York Stock Exchange under the symbol "MMP". Prior to September 1, 2003, our common units were listed on the New York Stock Exchange under the symbol "WEG". At the close of business on September 26, 2003, we had 131 registered holders and approximately 14,500 beneficial holders of record of our common units. The high and low closing sales price ranges and distributions declared by quarter for 2003, 2002 and 2001 are as follows:

	2003			2002			2001
Quarter
	High	Low	Distribution*	High	Low	Distribution*	High	Low	Distribution*
1st	$37.19	$33.30	$.7500	$43.30	$32.85	$.6125	$31.00	$24.00	$.2920
2nd	$48.20	$37.54	$.7800	$42.35	$30.75	$.6750	$33.42	$28.45	$.5625
3rd	—	—	—	$36.40	$25.20	$.7000	$40.40	$29.40	$.5775
4th	—	—	—	$34.70	$29.50	$.7250	$44.00	$37.00	$.5900

  *
  Represents declared distributions associated with each respective quarter. Distributions were declared and paid within 45 days following the close of each quarter. The distribution for the first quarter of 2001 was prorated for the period from February 10, 2001 through March 31, 2001 due to the timing of our initial public offering.

UNITHOLDER RETURN PERFORMANCE PRESENTATION

        The following graph compares the performance of our common units with the performance of the Standard & Poors' 500 Stock Index (or S&P 500) and a peer group index for the period commencing on February 6, 2001, which represents the first day that our common units were publicly traded on the NYSE. The graph assumes that $100 was invested at the beginning of the period in each of (1) our common units, (2) the S&P 500 and (3) the peer group, and that all distributions or dividends are reinvested on a quarterly basis.

        We do not believe that any published industry or line-of-business index accurately reflects our business. Accordingly, we have created a special peer index consisting of the following growth-oriented publicly traded partnerships: Enterprise Products Partners L.P. (EPD), GulfTerra Energy Partners, L.P. (GTM), Kinder Morgan Energy Partners, L.P. (KMP) and TEPPCO Partners, L.P. (TPP).

	February 6, 2001	First Quarter 2001	Second Quarter 2001	Third Quarter 2001	Fourth Quarter 2001	First Quarter 2002	Second Quarter 2002	Third Quarter 2002	Fourth Quarter 2002
MMP	100.0	140.0	138.0	176.5	202.2	191.7	167.1	165.3	168.8
Peer Index	100.0	104.8	116.5	128.8	135.6	133.1	116.2	121.9	127.4
S&P 500	100.0	85.7	90.7	77.3	85.6	85.9	74.3	61.5	67.0

INDEPENDENT PUBLIC ACCOUNTANTS

        The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements, for reviews of our consolidated financial statements included in our Forms 10-Q and for other services rendered by Ernst & Young LLP with respect to our 2001 and 2002 fiscal years. The audit committee of our general partner's board of directors reviewed the services by Ernst & Young LLP for non-audit services and concluded that the provision of such services was compatible with maintaining the independence of Ernst & Young LLP. For a discussion of our audit committee's pre-approval policies and procedures, please see the audit committee charter attached as Annex A. A representative of Ernst & Young LLP will attend the annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

	2001		2002
Audit Fees	$297,900		$516,300
Audit-Related Fees	38,700	(1)	17,400	(2)
Financial Information Systems Design and Implementation Fees	—		—
Tax Fees	—		15,000	(3)
All Other Fees	—		—

Total All Fees	$336,600		$548,700

(1)
Includes audit-related fees incurred (a) for consultation concerning financial accounting and reporting standards and (b) in connection with a proposed acquisition that was not consummated.

(2)
Includes audit-related fees incurred for consultation concerning financial accounting and reporting standards.

(3)
Includes tax fees for the review of the 2001 federal income tax returns of our partnership and Magellan OLP, L.P. (formerly known as Williams OLP, L.P.).

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

        The following table sets forth the names, ages as of September 26, 2003, and principal occupations and business experience of the current executive officers of our general partner:

Name	Age	Principal Occupation and Business Experience During the Last Five Years
John D. Chandler	33	Mr. Chandler has served as the Chief Financial Officer and Treasurer of our general partner since November 15, 2002 and served in that capacity for our former general partner from July 24, 2002 until November 15, 2002. He was Director of Financial Planning and Analysis for Williams Energy Services and served in that capacity from September 2000 to July 2002. He also served as Director of Strategic Development for Williams Energy Services from 1999 to 2000 and served as Manager of Strategic Analysis from 1998 to 1999. Prior to Williams' merger with MAPCO Inc. in 1998, he was a Manager of Business Development for MAPCO. He began his career in 1992 as an accountant with MAPCO in a professional development rotational program and held various accounting and finance positions with MAPCO from 1992 to 1998.

Michael N. Mears	40
		Mr. Mears has served as the Vice President, Transportation of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He served as Vice President of Williams Petroleum Services, LLC from March 2002 until June 17, 2003. Mr. Mears served as Vice President of Transportation and Terminals for Williams Pipe Line Company from 1998 to 2002. He also served as Vice President, Petroleum Development for Williams Energy Services from 1996 to 1998. Prior to 1996, Mr. Mears served as Director of Operations Control and Business Development for Williams Pipe Line Company from 1993 to 1996. From 1985 to 1993 he worked in various engineering, project analysis, and operations control positions for Williams Pipe Line Company.
Richard A. Olson	46
		Mr. Olson has served as the Vice President, Pipeline Operations of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He is currently Vice President of Mid Continent Operations for Williams Energy Services and has served in that capacity since 1996. Mr. Olson was Vice President of Operations and Terminal Marketing for Williams Pipe Line Company from 1996 to 1998, Director of Southern Operations from 1992 to 1996, Director of Product Movements from 1991 to 1992, and Central Division Manager from 1990 to 1991. From 1981 to 1990, Mr. Olson held various positions with Williams Pipe Line Company.
Brett C. Riley	33
		Mr. Riley has served as the Vice President, Business Development of our general partner since June 17, 2003. Mr. Riley served as Director of Mergers & Acquisitions for Williams Energy Marketing &Trading Company from September 2000 until June 2003. He also served as Director of Financial Planning and Analysis for Williams Energy Services from 1998 to 2000. Prior to Williams' merger with MAPCO Inc. in 1998, he was a Business Development Analyst with MAPCO's Natural Gas Liquids division beginning in 1996. He began his career in 1992 as a Planning Analyst with Williams Pipe Line Company and held various finance and business development positions with The Williams Companies, Inc. from 1992 to 1996.
Lonny E. Townsend	46
		Mr. Townsend has served as the General Counsel of our general partner since June 17, 2003. He was Assistant General Counsel for Williams from February 2001 to June 17, 2003. He also served as Senior Counsel for Williams from September 1995 to February 2001. From 1991 to 1999 he worked in various positions as an attorney for Williams.

Don R. Wellendorf	51
		Mr. Wellendorf is currently Chairman of the Board and has served as a director and the President and Chief Executive Officer of our general partner since November 15, 2002. Mr. Wellendorf also served as President and Chief Executive Officer of our former general partner from May 13, 2002 until November 15, 2002, and served as a director from February 9, 2001 until November 15, 2002. He served as Treasurer and Chief Financial Officer of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as Vice President of Strategic Development and Planning for Williams Energy Services. Prior to Williams' merger with MAPCO Inc. in 1998, he was Vice President and Treasurer for MAPCO from 1995 to 1998. From 1994 to 1995, he served as Vice President and Corporate Controller for MAPCO. He began his career in 1979 as an accountant with MAPCO and held various accounting positions with MAPCO from 1979 to 1994.
Jay A. Wiese	46
		Mr. Wiese has served as the Vice President, Terminal Services and Development of our general partner since November 15, 2002 and served in that capacity for our former general partner from January 7, 2001 until November 15, 2002. He was Managing Director, Terminal Services and Commercial Development for Williams Energy Services and served in that capacity from 2000 to January 2001. From 1995 to 2000, he served as Director, Terminal Services and Commercial Development of Williams' terminal distribution business. Prior to 1995, Mr. Wiese held various operations, marketing and business development positions with Williams Pipe Line Company, Williams Energy Ventures, Inc. and Williams Energy Services. He joined Williams Pipe Line Company in 1982.

EXECUTIVE COMPENSATION

General

        We are managed by the officers of our general partner. Set forth below is a discussion of the historical (unless otherwise indicated) compensation of the chief executive officer, former chief executive officer and the other four most highly compensated executive officers of our general partner during 2002, which we collectively refer to as the named executive officers. We expect that comparable compensation will be maintained for the executive officers of our general partner for 2003, although new benefit plans may be established in which the officers participate and the amount and manner in which executive officers are compensated in the future may be changed.

        Prior to the completion of the Acquisition, most of our named executive officers spent a portion of their time managing our business and the remainder of their time managing Williams' business. Subject to maximum reimbursement obligations that were met in 2002, we reimbursed Williams for direct and indirect general and administrative expenses incurred on our behalf, including our allocable portion of the compensation expense for the named executive officers. The following are the approximate percentages of the direct and indirect compensation expense of each named executive officer that was allocated to us by Williams: Mr. Wellendorf, 80% for 2002 and 75% for 2001; Mr. Malcolm, 2% for 2002 and 3% for 2001; Mr. Chandler, 100% for 2002; Mr. Mears, 80% for 2002; Mr. Olson, 72% for 2002; and Mr. Wiese, 100% for 2002 and 95% for 2001.

Summary Compensation Table

        The following table provides a summary of the compensation expense allocated to our general partner by Williams for the fiscal year ended December 31, 2002, for the named executive officers:

	Allocated Annual Compensation					Allocated Long-Term Compensation
Name and Principal Position	Year	Salary(1)	Bonus(1)	Williams Stock Option Shares		Long-Term Incentive Plan Payouts(2)	All Other Compensation(3)
Don R. Wellendorf President and Chief Executive Officer	2002 2001	$187,832 149,004	$86,458 86,964	$79,240 4,289		$439,400 —	$8,604 821
Steven J. Malcolm Former Chief Executive Officer	2002 2001	17,423 15,360	— 19,089	13,500 5,248	(4)	439,400 —	259 337
John D. Chandler Chief Financial Officer and Treasurer	2002 2001	117,445	53,984	2,200		169,000	10,167
Michael N. Mears Vice President	2002	143,251	51,444	8,400		—	10,372
Richard A. Olson Vice President	2002	123,258	49,158	7,560		—	9,333
Jay A. Wiese Vice President	2002 2001	154,098 139,474	55,743 66,861	3,139 3,881		523,900 —	11,433 1,929

(1)
Represents salary and bonus expense allocated to us by Williams. Base salaries were based on what was competitive in the market for each position. Base salary amounts were determined by the compensation committee of the board of directors of Williams. The bonus was part of Williams' Executive Incentive Compensation Program for manager level employees and higher and was designed to measure and reward both individual and organizational achievements. Organizational achievements were measured by comparing actual business results to pre-established goals based on business strategies. Individual performance was measured by how an employee achieved his individual objectives and what individual objectives he accomplished.

(2)
Represents vesting of phantom units granted on April 19, 2001 in connection with our initial public offering. These units were subject to early vesting if certain performance measures were met. These measures were met, resulting in one-half of the units vesting on February 14, 2002 and the remaining one-half vesting on November 15, 2002. The payout of these awards are valued as follows: (i) one-half at $36.55, the closing common unit price on the vesting date February 14, 2002 and (ii) one-half at $31.05, the closing common unit price on the vesting date November 15, 2002.

(3)
Represents expense allocated to us by Williams for contributions made to the Investment Plus Plan, a defined contribution plan subject to the Employee Retirement Income Security Act of 1974, on behalf of each named executive officer.

(4)
Represents options granted in both February and November 2002. The November 2002 grant was an acceleration of the 2003 grant.

Williams Stock Option Grants in 2002

        The following table provides certain information concerning the grant by Williams of Williams' stock options during the 2002 fiscal year to the named executive officers. The number of options granted, percent of total options granted and the grant date present values reported below reflect the portion allocated to us by Williams according to the approximate allocation percentages described above.

	Individual Grants(1)
Name	Date Granted	Number of Williams Options Granted	Percent of Total Options Granted to Williams Employees in Fiscal Year		Exercise Price (per share)		Expiration Date	Grant Date Present Value(2)
Don R. Wellendorf	02/11/02	4,240	0.03%			$15.86	02/11/12		$31,673
Steven J. Malcolm	02/11/02 11/27/02	4,000 9,500	0.03 0.06	% %	$ $	15.86 2.58	02/11/12 11/27/12	$ $	29,880 14,060

		13,500	0.09%						$43,940
John D. Chandler	02/11/02 09/18/02	2,100 100	0.01 0.00	% %	$ $	15.86 2.27	02/11/12 09/18/12	$ $	15,687 148

		2,200	0.01%						$15,835
Michael N. Mears	02/11/02	8,400	0.05%			$15.86	02/11/12		$62,748
Richard A. Olson	02/11/02	7,560	0.05%			$15.86	02/11/12		$56,473
Jay A. Wiese	02/11/02	3,139	0.02%			$15.86	02/11/12		$23,448

(1)
Options granted in 2002 are subject to accelerated vesting if certain future Williams' stock prices or specific Williams' financial performance targets are achieved. Williams granted these options under its 1996 Stock Plan, its Stock Plan for Non-officer Employees and its 2002 Incentive Plan.

(2)
The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility, risk-free rate of return and dividend yield over the life of the options. The following weighted average values were determined based on the above grants. The weighted average volatility of the expected market price of Williams' common stock is 36.7%. The weighted average risk-free rate of return is 5.2%. The model assumes a dividend yield of 1% and an exercise date at the end of the contractual term in 2012. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The actual value, if any, that may be realized by an executive will depend on the market price of Williams' common stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in Williams' common stock price.

2002 Option Exercises and Year-End Values

        The following table provides certain information on exercises of Williams' stock options during fiscal 2002 by the named executive officers and the value of such officers' unexercised options at December 31, 2002. The number of unexercised options and the value of unexercised in-the-money options below reflect the portion allocated to us by Williams according to the approximate allocation percentages described above.

			Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End (1)
	Shares Acquired On Exercise	Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Don R. Wellendorf	0	$0	1,526	82,290	$0	$0
Steven J. Malcolm	0	0	1,166	15,832	0	1,140
John D. Chandler	0	0	0	2,200	0	43
Michael N. Mears	0	0	0	8,400	0	0
Richard A. Olson	0	0	0	7,560	0	0
Jay A. Wiese	0	0	1,362	5,862	0	0

(1)
Based on the closing price of Williams' common stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 2002 ($2.70 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized as of December 31, 2002 and may not be realized. In the event the options are exercised, their value will depend on the market price of Williams' common stock on the date of exercise.

Long-Term Incentive Plan

        Under the plan, a specially-appointed committee of the board of directors or the chief executive officer of our general partner, if delegated by our general partner's board, may grant awards of phantom units to employees of Magellan Holdings.

  2002 Awards

        The following table provides certain information concerning the grant of phantom units under the Magellan Midstream Partners' Long-Term Incentive Plan (or the Plan) during 2002 to the named executive officers:

			Estimated Future Payouts under Non-Unit Price-Based Plans
		Performance or Other Period Until Maturation or Payout
Name	Number of Units(1)		Threshold # Units	Target # Units	Maximum # Units
Don R. Wellendorf	6,000	26 months	3,000	6,000	12,000
Steven J. Malcolm	0	—	0	0	0
John D. Chandler	2,500	26 months	1,250	2,500	5,000
Michael N. Mears	0	—	0	0	0
Richard A. Olson	0	—	0	0	0
Jay A. Wiese	2,000	26 months	1,000	2,000	4,000

(1)
Represents phantom units of deferred limited interest granted on October 23, 2002 for fiscal year 2002. Market values at date of grant are noted as follows: Mr. Wellendorf, 6,000 units valued at $198,960; Mr. Chandler, 2,500 units valued at $82,900; and Mr. Wiese, 2,000 units valued at $66,320.

  Change-of-Control Provisions

        With respect to the phantom units granted in 2001 and 2002, the Plan's change-of-control provision caused such phantom units to automatically vest and become payable or exercisable in full on June 17, 2003 upon the consummation of the Acquisition. Certain employees received a grant of phantom units in 2003 which automatically vest and become payable or exercisable in full in the event they experience a significant change in their job responsibilities due to the Acquisition or another change-of-control of our general partner.

Retirement Plan

        We currently participate in Williams' pension plan, which is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The pension plan generally includes salaried employees who have completed at least one year of service. The executive officers participate in the pension plan on the same terms as other full-time employees.

        We expect that a replacement retirement plan will be established for certain employees, including executive officers of our general partner, currently participating in Williams' pension plan. After the replacement plan has been established and certain employees of Williams and its affiliates have been transferred to Magellan Holdings, we will no longer participate in Williams' pension plan.

        Effective April 1, 1998, Williams converted its pension plan from a final average pay plan to a cash balance pension plan. Each participant's accrued benefit as of that date was converted to a beginning account balance. Account balances were credited with an annual Williams contribution and quarterly interest allocations. Each year, Williams credited an employee's pension account an amount equal to the sum of a percentage of eligible pay and a percentage of eligible pay greater than the Social Security wage base. We reimbursed Williams for these contributions according to the approximate allocation percentages described in the Summary Compensation Table, subject to the limitations provided by our old omnibus agreement with Williams, which terminated at the closing of the Acquisition. According to the plan, eligible pay is the sum of salary and certain bonuses. Interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan. The percentage used in the calculation of the annual contribution is based upon the employee's age according to the following table:

Age	Percentage of All Eligible Pay (1)		Percent of Eligible Pay Greater than the Social Security Wage Base
Less than 30	4.5%	+	1%
30-39	6.0%	+	2%
40-49	8.0%	+	3%
50 or over	10.0%	+	5%

(1)
For employees, including the named executive officers, who were active employees and plan participants on March 31,1998, and April 1, 1998, the percentage of all eligible pay is increased by an amount equal to the sum of 0.3% multiplied by the participant's total years of benefit service prior to March 31, 1998.

        The normal retirement benefit is a monthly annuity based on a participant's account balance as of benefit commencement. Normal retirement age is 65. Early retirement may commence as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of payment having an equivalent actuarial value to the single-life annuity.

        Participants who were age 50 or older as of March 31, 1998, were grandfathered under a transitional provision that gives them the greater of the benefit payable under the cash balance formula or the final average pay formula based on all years of service and compensation.

        The Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, Williams has adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to eligible executives, including the named executive officers, whose benefit payable under the pension plan is reduced by Internal Revenue Code limitations.

        Total unallocated estimated annual retirement benefits payable at normal retirement age under the cash balance formula from both the tax qualified pension plan and the supplemental retirement plan are as follows:

Name of Individual	Estimated Annual Benefits Payable at Normal Retirement Age
Don R. Wellendorf	$142,931
Steven J. Malcolm	$338,038
John D. Chandler	$111,942
Michael N. Mears	$148,304
Richard A. Olson	$125,774
Jay A. Wiese	$101,205

Compensation Committee Policies For 2002 Executive Compensation

        In 2002, our compensation program consisted of four components: (1) base salary; (2) bonus; (3) long-term incentives; and (4) benefits. The compensation committee of our general partner's board of directors determined the grants of phantom units to our general partner's chief executive officer and other executive officers under the Magellan Midstream Partners' Long-Term Incentive Plan. Williams' compensation committee determined the other aspects of our compensation program for these executive officers.

        The target grants for the phantom units were generally based upon the total value of the long-term incentive that people in similar roles received at competing companies. Unit awards were granted annually and usually in the first quarter. The actual number of units that a participant received at the end of a three-year period ranged from zero to two times their target grant and depended on whether the performance target was met or exceeded. At the end of the three-year period, the number of units earned was calculated by assessing actual performance against pre-established performance targets and interpolating the number of units. For example, for 2002, the performance measure was total unitholder return to our unitholders over a period of approximately three years beginning on the grant date and ending on December 31, 2004 compared to the total unitholder return provided by specified peers of the partnership to their unitholders. Quarterly cash distributions were not paid or reinvested on any unvested grants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of September 26, 2003 the number of units beneficially owned by (1) each person who is known to us to beneficially own more than 5% of a class of units, (2) the current directors and nominees of our general partner's board of directors, (3) the named executive officers of our general partner, and (4) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner, Director, Nominee or Named Executive Officer	Common Units		Percentage of Common Units	Subordinated Units	Percentage of Subordinated Units	Class B Common Units		Percentage of Class B Common Units	Percentage of Total Units
Magellan Midstream Holdings, L.P.(1)	1,079,694		17.9%	5,679,694	100%	7,830,924	(2)	100%	53.7%
Goldman Sachs Group Inc.	833,850	(3)	6.1%	—	—	—		—	3.1%
Patrick C. Eilers	—		—	—	—	—		—	—
Justin S. Huscher	—		—	—	—	—		—	—
Pierre F. Lapeyre, Jr.	—		—	—	—	—		—	—
David M. Leuschen	—		—	—	—	—		—	—
Mark G. Papa	1,352		*	—	—	—		—	*
Don R. Wellendorf	12,520		*	—	—	—		—	*
John D. Chandler	4,380		*	—	—	—		—	*
Steven J. Malcolm	10,893		*	—	—	—		—	*
Michael N. Mears	500		*	—	—	—		—	*
Richard A. Olson	1,250		*	—	—	—		—	*
Jay A. Wiese	5,855		*	—	—	—		—	*
All Current Directors and Executive Officers as a Group (12 persons)	36,750		*	—	—	—		—	*

*
represents less than 1%

(1)
The address of Magellan Midstream Holdings, L.P. is One Williams Center Tulsa, Oklahoma 74172. Under the terms of our partnership agreement, our general partner and its affiliates, including Magellan Holdings and these directors and officers, are not entitled to vote more than 20% of the total number of outstanding units that are entitled to vote at a meeting of the limited partners for the election of directors to the board of directors of our general partner. In addition, each subordinated unit is generally entitled to one-half of a vote and counts as one-half of a unit for matters on which the subordinated units are entitled to vote. Our partnership agreement also provides for other limitations on the voting rights of subordinated units.

(2)
Except for the right to vote on a matter that would have a material adverse effect on the rights of holders of class B common units, class B common units do not have any voting rights.

(3)
A filing with the SEC on February 10, 2003 indicates that Goldman Sachs Group, Inc. and Goldman, Sachs & Co., a direct and indirect wholly-owned subsidiary of Goldman Sachs Group, Inc., a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, are or may be deemed to be the beneficial owners of the number of common units indicated in the table. The address of Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004.

        The following table sets forth as of September 26, 2003 the number of class B common units of Magellan Holdings, the sole owner of our general partner, beneficially owned by (1) the current directors and nominees of our general partner's board of directors, (2) the named executive officers of our general partner, and (3) all current directors and executive officers as a group. These class B common units represent ownership interests in Magellan Holdings and are different from the class B common units in our partnership.

Name of Director, Nominee or Named Executive Officer	Magellan Holdings Class B Common Units	Percentage of Total Class B Common Units
Patrick C. Eilers	—	—
Justin S. Huscher	—	—
Pierre F. Lapeyre, Jr.	—	—
David M. Leuschen	—	—
Mark G. Papa	—	—
Don R. Wellendorf	215	26.4%
John D. Chandler	150	18.4%
Steven J. Malcolm	—	—
Michael N. Mears	100	12.3%
Richard A. Olson	—	—
Jay A. Wiese	150	18.4%
All Current Directors and Executive Officers as a Group (12 persons)	815	100.0%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and persons who beneficially own more than 10% of our common units to file certain reports with the SEC and the NYSE concerning their beneficial ownership of our common units. The SEC regulations also require that a copy of all these Section 16(a) forms filed must be furnished to us by the executive officers, directors and unitholders owning more than 10% of our units.

        Based on a review of the copies of these forms and amendments thereto with respect to 2002, we have determined that, due to an administrative oversight, one transaction involving Keith E. Bailey, a former director, that should have been reported on a Form 4 was not timely reported. The transaction was reported on a Form 5 shortly after discovery of the oversight.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Magellan Holdings owns, directly and through its ownership of our general partner, 1,079,694 common units, 7,830,924 class B common units and 5,679,694 subordinated units, representing an approximate aggregate ownership interest in us of 54.6%, including its 2% general partner interest. Magellan Holdings purchased this 54.6% interest from subsidiaries of Williams on June 17, 2003. Our general partner's ability, as general partner, to manage and operate us effectively gives our general partner the right to veto some actions of ours and to control the management of our business. For more information about limited partner interests in us held by affiliates, please read "Security Ownership of Certain Beneficial Owners and Management." For more information about interests of certain of our affiliates in the conversion and issuance proposal, please read "Proposal 2—Conversion and Issuance Proposal—Interests of Certain Persons."

Distributions and Payments to Our General Partner and its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the ongoing operation and liquidation of our partnership.

These distributions and payments were determined by and among affiliated entities and are not the result of arm's length negotiations.

Distributions of available cash to our general partner and its affiliates	Cash distributions will generally be made 98% to the unitholders, including to Magellan Holdings as a holder of common units, subordinated units and class B common units, and 2% to our general partner. However, distributions that exceed the specified target levels in our partnership agreement will result in our general partner receiving increasing percentages of the distributions, up to 50% of the distributions above the highest target level.

Assuming we have sufficient available cash to continue to pay distributions on all of our outstanding units for four quarters at our current distribution level of $0.78 per unit per quarter, our general partner and its affiliates, other than officers and directors of our general partner, would receive annual distributions of approximately $1.7 million on the combined 2% general partner interest, $5.6 million of incentive distributions and a distribution of approximately $45.5 million on their common, class B common and subordinated units.
Payments to our general partner and its affiliates
Our general partner and its affiliates do not receive any management fee or other compensation for the management of our partnership. Our general partner and its affiliates are reimbursed, however, for direct and indirect expenses incurred on our behalf, subject to limitations under our old omnibus agreement, which terminated upon the closing of the Acquisition, and under our new omnibus agreement regarding our reimbursement of general and administrative expenses. Under the old omnibus agreement, in 2002 we were charged $6.7 million for general and administrative expenses for those assets associated with our initial public offering and $21.7 million for those assets associated with Magellan Pipeline Company, LLC ($30.0 million on an annualized basis), excluding expenses associated with incentive compensation plans. The amount of our general and administrative expenses reimbursement obligation under the new omnibus agreement escalates annually as described below.

Withdrawal or removal of our general partner
If our general partner withdraws in violation of our partnership agreement or is removed for cause, a successor general partner has the option to buy the general partner interests and incentive distribution rights for a cash price equal to fair market value. If our general partner withdraws or is removed under any other circumstances, the departing general partner has the option to require the successor general partner to buy the departing general partner's interests and its incentive distribution rights for a cash price equal to fair market value.

If either of these options is not exercised, the departing general partner's interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. In addition, we will be required to pay the departing general partner for expense reimbursements.
Liquidation	Upon our liquidation, the partners, including our general partner and Magellan Holdings, will be entitled to receive liquidating distributions according to their particular capital account balances.

Old Omnibus Agreement; New Omnibus Agreement

        The old omnibus agreement that we entered into with Williams and its affiliates and our general partner in February 2001 in connection with our initial public offering terminated upon the closing of the Acquisition. At the closing of the Acquisition, Magellan Holdings, Williams and certain of its affiliates entered into a new omnibus agreement to which we are a third-party beneficiary.

        The new omnibus agreement, a copy of which is filed as an exhibit to the current report on Form 8-K that we filed with the SEC on June 17, 2003, provides for the following:

  •
  Williams Non-Compete: Williams and its affiliates will not, subject to the limitations and procedures provided in the new omnibus agreement, engage in or acquire certain businesses competing with us until June 2005, but this restriction will terminate upon a change of control of Williams;

  •
  Magellan Holdings Non-Compete: Magellan Holdings and its subsidiaries, including our general partner, will not, subject to the limitations and procedures provided in the new omnibus agreement, engage in or acquire certain businesses competing with us until June 2005, but these restrictions will terminate upon a change of control of Magellan Holdings or our general partner;

  •
  Williams Environmental Indemnification: Williams and Williams Energy Services (WES) will continue to indemnify us for covered environmental losses on terms substantially similar to those provided under the old omnibus agreement;

  •
  Williams Right-of-Way Indemnification: Williams and Williams Natural Gas Liquids, Inc. (NGL) will continue to indemnify us for right-of-way defects on terms substantially similar to those provided under the old omnibus agreement. These provisions are subject to early termination upon a change of control of Magellan Holdings or our general partner; and

  •
  Magellan Holdings General and Administrative Reimbursement Cap: There are limitations through 2010 on the amount of general and administrative expenses for which we are required to reimburse Magellan Holdings and certain of its affiliates, which operate as follows:

  —
  for expenses below a lower cap amount, we are required to reimburse Magellan Holdings and these affiliates;

  —
  for expenses above the lower cap amount and below an upper cap amount, we are not required to reimburse Magellan Holdings or these affiliates; and

  —
  for expenses above the upper cap amount, we are required to reimburse Magellan Holdings and these affiliates, although Williams will reimburse Magellan Holdings for these amounts through June 2004.

    The initial lower cap amount for 2003 is equivalent to the 2003 cap under the old omnibus agreement of approximately $37.9 million, but will escalate annually beginning in 2004 at 7% (or, if greater, the percentage increase in the Consumer Price Index), which is a higher escalation rate than under the old omnibus agreement. The upper cap amount is $49.3 million for 2003, but will escalate annually beginning in 2004 at the lesser of 2.5% or the percentage increase in the Consumer Price Index.

    These limitations on our obligation to reimburse Magellan Holdings and certain of its affiliates for general and administrative expenses will terminate upon a change of control of Magellan Holdings or our general partner. A change of control of our general partner will be deemed to occur if, among other things, directors are elected whose nomination for election to our general partner's board of directors was not approved by our general partner or its board of directors or any nominating committee thereof at a time when the board was comprised of only such approved directors or the current directors.

  •
  Williams Maintenance Capital Expenditure Reimbursement: Williams and its affiliates will continue their obligation to reimburse us through 2004 for maintenance capital expenditures to maintain the Magellan Pipeline Company, LLC assets on terms substantially similar to those provided under the old omnibus agreement.

Amendments to Our General Partner's Limited Liability Company Agreement

        Upon the closing of the Acquisition, Magellan Holdings, as the sole member of our general partner, entered into the Second Amendment to Limited Liability Company Agreement of Magellan GP, LLC (or the Second Amendment). The provisions of the Second Amendment provide for, among other matters, amendments to address the single-member status of our general partner as of the closing of the Acquisition.

        Upon the closing of the Acquisition, the board of directors of our general partner and Magellan Holdings, as the sole member of our general partner, adopted the Third Amendment to Limited Liability Company Agreement of Magellan GP, LLC (or the Third Amendment). Among other provisions, the Third Amendment requires our general partner to obtain the prior approval of Magellan Holdings before taking certain actions that would, or would reasonably be expected to have, a direct or indirect material affect on Magellan Holdings' membership interest in our general partner.

        The Second Amendment and Third Amendment are filed as exhibits to the current report on Form 8-K that we filed with the SEC on June 17, 2003.

Old Services Agreement; New Services Agreement

        During a transition period after the closing of the Acquisition, the employees that manage our operations will continue to be employees of Williams and its affiliates. We are a party to a services agreement with affiliates of Williams whereby these affiliates have agreed to perform specified services, including providing necessary employees, to operate our assets. On June 17, 2003, Williams exercised its right to terminate this services agreement, effective as of September 15, 2003, although Williams is required to continue after that date to provide similar services to Magellan Holdings under a transition services agreement with Magellan Holdings if the necessary employees have not yet been transferred from Williams to Magellan Holdings or its affiliates by that time.

        At the closing of the Acquisition, we entered into a new services agreement with Magellan Holdings pursuant to which Magellan Holdings has agreed to perform specified services, including providing necessary employees to operate our assets after the transition period, when the employees that will manage our operations are transferred to Magellan Holdings or its affiliates. In return, we will be required to reimburse Magellan Holdings for its direct and indirect expenses incurred in providing these services, subject to the limitations on reimbursement of general and administrative expenses under the new omnibus agreement.

        As with our old services agreement, Magellan Holdings has the right at any time to terminate its obligations under this new services agreement upon 90 days notice. To the extent that neither Magellan Holdings nor any of its subsidiaries (including our general partner) provides these services to us, the limitations under the new omnibus agreement on our reimbursement of general and administrative expenses relating to these services would no longer apply and we may incur increased general and administrative expenses.

ATLAS 2000 Assignment, Contribution and License Agreement

        In connection with the Acquisition, WES assigned its rights in the ATLAS 2000 software system, which we use to manage our pipeline systems, and contributed the related hardware to us. Upon such assignment, we granted to WES a license to use the ATLAS 2000 software system. A copy of the assignment, contribution and license agreement relating to the ATLAS 2000 software system was filed as an exhibit to the current report on Form 8-K that we filed with the SEC on June 17, 2003.

Other Relationships and Transactions with Former Affiliates

        SEC rules require us to disclose to you certain relationships and transactions with our affiliates since the beginning of our 2002 fiscal year. Prior to the consummation of the Acquisition on June 17, 2003, Williams was an affiliate of our partnership. In addition to the relationships and transactions with Williams discussed above, in 2002, Williams Energy Marketing & Trading Company, Williams Refining & Marketing, Williams Bio-Energy and Williams Midstream Marketing & Risk Management, subsidiaries of Williams, were significant customers, representing 9%, 2%, 1% and less than 1%, respectively, of our total revenues for the year ended December 31, 2002.

UNITHOLDER PROPOSALS FOR 2004 ANNUAL MEETING AND ANY SPECIAL MEETINGS

        In November 2002, our general partner amended our partnership agreement to provide for an annual meeting of limited partners beginning in 2003 for the election of directors to the board of directors of our general partner. Any common or subordinated unitholder entitled to vote at our 2004 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below.

        Your ability to nominate persons for election to our general partner's board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner's board or committees thereof. In addition, if you nominate persons for election to our general partner's board of directors for the 2004 annual meeting and if a person is elected whose nomination for election to our general partner's board was not approved by our general partner or its board of directors or any nominating committee thereof at a time when the board was comprised of only such approved directors or the current directors, then a change of control of our general partner will be deemed to occur under the new omnibus agreement. In that event, the contractual limitations therein on the amount of general and administrative expenses for which we are required to reimburse Magellan Holdings and certain of its affiliates would no longer apply and we may incur increased general and administrative expenses.

        In order to nominate persons to our general partner's board of directors at the 2004 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 not later than the close of business on December 23, 2003, nor earlier than the close of business on December 9, 2003. The written notice must include (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected) and (2) as to the unitholder giving the notice (x) the name and address of such unitholder and (y) the class and number of units which are owned by the unitholder.

        Special meetings may be called by our general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a special meeting is proposed. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purposes for which the special meeting is to be called.

        Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2004 annual meeting or any future special meeting must submit such proposal by the dates referred to above, in the case of our 2004 annual meeting, or a reasonable time before we begin to print and mail our proxy materials, in the case of a special meeting, or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners' limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

ACCOMPANYING 2002 ANNUAL REPORT

        If you did not previously receive one, we are accompanying this proxy statement with our partnership's annual report on Form 10-K for the fiscal year ended December 31, 2002 in accordance with Rule 14a-3 of the SEC's proxy rules. The attention of our unitholders is directed to the information contained therein. The information in the Form 10-K was prepared in connection with filing the Form 10-K in May 2003 and has not been updated or otherwise modified to reflect our recent name change, any changes that have resulted or may result from the Acquisition or any other events subsequent to the date of the Form 10-K. To the extent any information in the Form 10-K is inconsistent with information in this proxy statement, the information in this proxy statement controls.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and current reports with the SEC and, beginning in 2003, we also file proxy statements with the SEC in connection with our annual meetings. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we post our SEC filings. Our common units are listed on the NYSE under the symbol "MMP". Prior to September 1, 2003, our common units were listed on the NYSE under the symbol "WEG". You can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        You may also request a copy of our filings, including the documents incorporated by reference in this proxy statement as described below, without charge, by calling or writing to us at the following address:

      Investor Relations Department
      Magellan Midstream Partners, L.P.
      One Williams Center
      Tulsa, Oklahoma 74172
      Phone (within Tulsa): (918) 573-9233
      Phone (outside Tulsa): (877) 934-6571

        If you would like to request documents from us, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        You should rely only on the information contained or incorporated by reference in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

        The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information into this document. This means that we disclose important information to you by referring you to another document filed separately with the SEC and not included in, or delivered with, this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

        This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC:

  •
  Quarterly Report on Form 10-Q filed on May 14, 2003, for the quarterly period ended March 31, 2003;

  •
  Current Report on Form 8-K filed on June 17, 2003 (excluding any information furnished pursuant to Item 9);

  •
  The description of the common units in our registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934 on February 2, 2001 and any amendments or reports filed to update the description.

  •
  Current Report on Form 8-K filed on August 8, 2003 (excluding any information furnished pursuant to Item 9);

  •
  Current Report on Form 8-K filed on August 12, 2003; and

  •
  Quarterly Report on Form 10-Q filed on August 14, 2003, for the quarterly period ended June 30, 2003.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this proxy statement and prior to the date of the annual meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

ANNEX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF MAGELLAN GP, LLC

        I.    Purpose.    The Audit Committee is appointed by the Board of Directors of Magellan GP, LLC (formerly known as WEG GP LLC) (the "Company") to assist board oversight of (1) the integrity of the financial statements of Magellan Midstream Partners, L.P. (formerly known as Williams Energy Partners L.P.) (the "Partnership"); (2) the Partnership's compliance with legal and regulatory requirements; (3) the independent auditor's qualifications and independence, and (4) the performance of the Partnership's internal audit function and independent auditors. In addition, the purpose of the Audit Committee includes preparing the Audit Committee Report that the Securities and Exchange Commission ("SEC") rules require to be included in the Company's annual proxy statement or annual report on Form 10-K, as applicable.

        II.    Composition.    The Audit Committee shall be comprised of three or more directors as determined by the Board of the Company. The members of the Audit Committee will meet the independence and experience requirements of the New York Stock Exchange and all other applicable rules, regulations, and statutes. A member of the Audit Committee may not simultaneously serve on the audit committee of more than three public companies unless such service is approved by the Board of Directors upon its determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company's Audit Committee. The Chairman of the Audit Committee shall be designated by the Board of Directors of the Company. A member of the Audit Committee who holds 20 percent or more of the Partnership's units (or is a general partner, controlling shareholder, or officer of such holder) may not be Chairman of the Audit Committee or a voting member of the Audit Committee.

        III.    Meetings.    The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Audit Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee shall maintain minutes of its meetings and records relating to those meetings and provide regular reports of its activities to the Board of Directors of the Company.

        IV.    Duties and Responsibilities.    In carrying out its duties and responsibilities, the Audit Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The following should be considered within the authority of the Audit Committee:

(As Needed)	(1)
The sole authority, to retain (including approval of annual engagement letters and associated audit fees), terminate, and the responsibility to compensate and directly oversee the work of (including resolution of disagreements between management and the auditor regarding financial reporting), the firm of independent public accountants to audit the books and accounts of the Partnership and its subsidiaries for each fiscal year;

(As Needed)	(2)
		The sole authority to approve in advance all audit and legally permitted non-audit services to be provided by any independent public accountants; provided, however, that pre-approval of non-audit services will not be required if:
		(a)
		the aggregate amount of fees for all such non-audit services provided by its auditor to the Company constitutes not more than five (5) percent of the total amount of revenues paid by the Partnership to its auditor during the fiscal year in which the non-audit services are provided;
		(b) such services were not recognized by the Company or the Partnership at the time of the engagement to be non-audit services; and
		(c)
		such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors of the Company to whom authority to grant such approvals has been delegated by the Audit Committee.
(As Needed)	(3)
		The sole authority to delegate to one or more designated members of the Audit Committee who are independent directors of the Board of Directors of the Company, the authority to grant pre-approvals of audit and non-audit services as described in Section IV(2) above;
(April)	(4)
		To at least annually, evaluate the performance and independence of the Partnership's independent auditors and make recommendations to the Board of Directors of the Company regarding the replacement or termination of the independent auditors of the Partnership when circumstances warrant;
	(5)	To oversee the independence of the Partnership's independent auditors by, among other things:
		(October) (a)
		requiring the independent auditors to deliver to the Audit Committee on a periodic basis a formal written statement delineating all relationships and agreements to provide services (including the provision of non-audit services) between the independent auditors and the Partnership and its affiliates and The Williams Companies, Inc. and affiliates;
		(April) (b)
		actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or agreements to provide services (including non-audit services) that may impact the objectivity and independence of the independent auditors and recommending that the Board of Directors of the Company take appropriate action to satisfy itself of the auditors' independence; and
		(c) ensuring the rotation of the lead or responsible audit partner every five years.
(October)	(6)
		To instruct the Partnership's independent auditors that they are to directly report to the Audit Committee and that the Audit Committee is directly responsible for the appointment, compensation, evaluation and termination of the Partnership's independent auditors;

(October)	(7)	To review and accept, if appropriate, the annual audit plan of the Partnership's independent auditors, including the scope of audit activities;
(April)	(8)	To review the results of the annual audit of the Partnership, including any comments or recommendations of the Partnership's independent auditors;
(Quarterly)	(9)
		To review with management and the Partnership's independent auditors such accounting policies (and changes therein) of the Partnership, including any financial reporting issues which could have a material impact on the Partnership's financial statements, as are deemed appropriate for review by the Audit Committee prior to any interim or year-end filings with the SEC or other regulatory body;
(Quarterly)	(10)
		To discuss, prior to filing with the SEC, the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Partnership's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and confirm that such financial statements have been reviewed by the Partnership's independent auditors;
(As Needed)	(11)	To discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies;
(July)	(12)
		At least annually, to obtain and review an independent auditor's report describing: the auditing firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more audits carried out by the firm and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Partnership;
(Quarterly)	(13)
		To receive periodic reports from the Partnership's independent auditors and management of the Company to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Partnership;
(July)	(14)	To review the adequacy and effectiveness of the Partnership's accounting and internal control policies and procedures;
(Ongoing)	(15)	To establish and maintain a free and open means of communication between and among the Board of Directors of the Company, the Audit Committee, the Partnership's independent auditors and management;
(At Least Bi- Annually)	(16)	To meet separately with management, with personnel responsible for the internal audit function, and with independent auditors;
(Quarterly)	(17)	Review with the independent auditor any audit problems or difficulties and management's response;
(July)	(18)	To review and reassess annually the adequacy of the Audit Committee's charter and recommend any proposed changes to the Board of Directors of the Company for approval;

(July)	(19)	To review and approve the disclosure committee charter and any changes thereto;
	(20)
		To establish procedures for (a) the receipt, retention, treatment, processing, and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) confidential, anonymous submission by employees of the Partnership or Company of concerns regarding questionable accounting controls or auditing matters;
	(21)	To set hiring policies for employees or former employees of the independent auditors all in accordance with applicable legal restrictions;
(July or As Needed)	(22)
		To meet with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Partnership;
(Ongoing)	(23)
		To report regularly to the Board of Directors any issues that arise with respect to the quality or integrity of the Partnership's financial statements, the Partnership's compliance with legal or regulatory requirements, the performance and independence of the Partnership's independent auditors or the performance of the internal audit function;
(February)	(24)	To direct preparation of and approve the Audit Committee Report required by the rules of the SEC to be included in the Partnership's annual Form 10-K or annual proxy statement, as applicable;
(As Re- quested by Independent Auditors)	(25)	To obtain from the Partnership's independent auditors any information required to be provided pursuant to Section 10A of the Securities Exchange Act of 1934;
(February)	(26)	To obtain from the Partnership's independent accountant the communications in accordance with SAS 60;
(As Needed)	(27)	To engage and compensate independent counsel and other advisors, as the Audit Committee determines necessary to carry out its duties;
(Quarterly)	(28)
		To discuss policies with respect to risk assessment and risk management and to discuss the Partnership's major financial risk exposures and the steps management has taken to monitor and control such exposures;

(April)	(29)	To annually self-evaluate the performance of the Audit Committee and report the results of the Audit Committee performance evaluation to the Board of Directors; and
(Ongoing)	(30)
		To perform such additional activities and consider such other matters within the scope of its responsibilities, as the Audit Committee or the Board of Directors of the Company deems necessary or appropriate.

***

        While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Partnership's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Similarly, except to the extent otherwise provided herein, it is not the responsibility of the Audit Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Partnership complies with all laws and regulations and the Code of Business Conduct of The Williams Companies, Inc., as adopted by Magellan Midstream Partners, L.P. (formerly known as Williams Energy Partners L.P.).

PROXY

MAGELLAN MIDSTREAM PARTNERS, L.P.

ANNUAL MEETING — NOVEMBER 7, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MAGELLAN GP, LLC, THE GENERAL PARTNER OF
MAGELLAN MIDSTREAM PARTNERS, L.P.

The undersigned, whose signature appears on the reverse hereof, hereby appoints Don R. Wellendorf and  Lonny E. Townsend, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the annual meeting or any adjournments thereof, the common and/or subordinated units of Magellan Midstream Partners, L.P. that the undersigned would be entitled to vote if personally present at the annual meeting to be held on November 7, 2003, and at any and all adjournments thereof, on the proposals set forth on the reverse hereof and on the transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from common and/or subordinated unitholders in favor of adopting the proposals set forth on the reverse hereof.

Your common and/or subordinated units will be voted as directed on this card.  IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR THE PROPOSALS, IT WILL BE VOTED IN FAVOR OF THE PROPOSALS.

By signing below, the undersigned hereby acknowledges receipt of the notice of the annual meeting and the proxy statement.

TO VOTE BY MAIL:

Please sign and date this card on the reverse side and mail promptly in the enclosed postage-paid envelope.  The transfer agent will count the votes received by proxy card by mail as of 5:00 p.m., Eastern Time, on November 6, 2003.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

TO VOTE BY TELEPHONE:

                Please dial 1-866-252-6934 and follow the audio instructions.  Have your control number available when you call.  You can change your vote as often as you wish.  The system will count the last known vote in the telephone voting system as of 5:00 p.m., Eastern Time, on November 6, 2003.

TO VOTE BY INTERNET:

                Please access the web page at “www.proxyvotenow.com/mmp” and follow the onscreen instructions. Have your control number available when you access the web page. You can change your vote as often as you wish. The system will count the last known vote in the Internet voting system as of 5:00 p.m., Eastern Time, on November 6, 2003.

YOUR CONTROL NUMBER IS à

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

Please mark votes as in this example using dark ink.        X

 THE BOARD OF DIRECTORS OF MAGELLAN GP, LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS REFERRED TO BELOW:

1.   The election by our common unitholders and subordinated unitholders, voting together as a single class, of two Class I directors to our general partner’s board of directors to serve until our 2006 annual meeting of limited partners.

To vote for both nominees, check the box “FOR”.  To withhold authority to vote for both nominees, check the box “WITHHELD”.  To withhold authority to vote for one of the individual nominees, check the box “FOR” and strike a line through that nominee’s name in the list below:

                01 Justin S. Huscher

                02 David M. Leuschen

FOR	WITHHELD
☐	☐

2.   The approval by our common unitholders of the conversion of each outstanding class B common unit into one common unit, and the resulting issuance of an aggregate of 7,830,924 common units upon the conversion and cancellation of the 7,830,924 class B common units.

FOR	AGAINST	ABSTAIN
☐	☐	☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE  ☐

Signature:	Signature:	Date:

Note:                   Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in full partnership name by authorized person.

QuickLinks

TABLE OF CONTENTS
INTRODUCTION
PROPOSAL 1—CLASS I DIRECTOR ELECTION PROPOSAL
PROPOSAL 2—CONVERSION AND ISSUANCE PROPOSAL
ANNUAL MEETING INFORMATION
MARKET FOR OUR COMMON EQUITY
UNITHOLDER RETURN PERFORMANCE PRESENTATION
INDEPENDENT PUBLIC ACCOUNTANTS
EXECUTIVE OFFICERS OF OUR GENERAL PARTNER
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
UNITHOLDER PROPOSALS FOR 2004 ANNUAL MEETING AND ANY SPECIAL MEETINGS
ACCOMPANYING 2002 ANNUAL REPORT
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MAGELLAN GP, LLC